Exhibit 99.2

Murphy Canyon Acquisition Corp. Announces Full Exercise of Underwriters’ Over-Allotment Option in Public Offering

SAN DIEGO, CA / ACCESSWIRE / February 4, 2022 / Murphy Canyon Acquisition Corp. (NASDAQ:MURFU) (the “Company”) announced that the underwriters in its initial public offering exercised their full over-allotment option and today purchased an additional 1,725,000 units at $10.00 per unit. The gross proceeds from the full option exercise were $17,250,000 million before deducting underwriting discounts and expenses. Each unit consists of one share of Class A common stock, par value $0.0001 per share, of the Company (“common stock”) and one redeemable warrant, with each whole warrant entitling the holder thereof to purchase one share of common stock at a price of $11.50 per share. Only whole warrants are exercisable.

The total aggregate issuance by the Company of the 13,225,000 units at a price of $10.00 per unit resulted in total gross proceeds of $132,250,000.

The units have been listed on the Nasdaq Global Market (“Nasdaq”) and began trading on February 3, 2022, under the ticker symbol “MURFU”. Once the securities comprising the units begin separate trading, the shares of common stock and redeemable warrants are expected to be listed on Nasdaq under the symbols “MURF” and “MURFW,” respectively.

A.G.P./Alliance Global Partners is acting as the sole book-running manager for the offering.

The Benchmark Company, LLC is acting as the co-manager for the offering. Sichenzia Ross Ference LLP served as counsel to Murphy Canyon Acquisition Corp. and Manatt, Phelps & Phillips, LLP served as counsel to the underwriters in this offering.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission (“SEC”) on February 2, 2022. The offering is being made only by means of a prospectus, copies of which may be obtained from A.G.P./Alliance Global Partners, 590 Madison Avenue, 28th Floor, New York, NY 10022, or by telephone at (212) 624-2060, or by email at prospectus@allianceg.com or by visiting EDGAR on the SEC’s website at www.sec.gov.

Murphy Canyon Acquisition Corp. is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Company intends to focus on companies in the real estate industry, including construction, homebuilding, real estate owners and operators, arrangers of financing, insurance, and other services for real estate, and adjacent businesses and technologies targeting the real estate space with an aggregate combined enterprise value of approximately $300 million to $1.2 billion. The Company is sponsored by Murphy Canyon Acquisition Sponsor, LLC, a wholly owned subsidiary of Presidio Property Trust, Inc.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Contacts:

For investors:
Murphy Canyon Acquisition Corp.
Lowell Hartkorn, Investor Relations
lowell.hartkorn@murphycanyonac.com
Telephone: (760) 471-8536 x1244